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                                                                     Exhibit 9.1

                                ESCROW AGREEMENT
                                ----------------

             This ESCROW AGREEMENT, made and entered into between:

                          Florida Savings Bancorp, Inc.
                              a Florida corporation
                                 (the "Company")
                                     - and -

                                  SunTrust Bank
                              (the "Escrow Agent")
                                     - and -

                        Kendrick, Pierce Securities, Inc.
                               (the "Underwriter")


                                R E C I T A L S:
                                ---------------


         A. The Company proposes to offer and sell in a public offering (the "Offering") a minimum of Two Million Dollars ($2,000,000) and a maximum of Five Million Dollars ($5,000,000) of convertible debentures of the Company at $1,000 per debenture (the "Debentures").

         B. The Company intends to sell the Debentures on a "best efforts all or none" basis as to 2,000 Debentures (the "Minimum") and on a "best efforts" basis as to the remaining 3,000 Debentures in the Offering.

         C. Each Debenture will be sold to subscribers ("Subscribers") at a price of One Thousand Dollars ($1,000), in accordance with the terms of that certain Prospectus, dated May 2, 2002 (the "Prospectus"). Unless otherwise stated, the terms defined in the Prospectus shall have the same meanings herein. The Subscribers will purchase the Debentures by executing a Debenture order form (the "Debenture Order Form") and by making certain subscription payments (the "Subscription Payments") in full upon subscription, by tendering to the Company the purchase price per Debenture times the number of Debentures purchased.

         D. The Company desires that the Subscription Payments be held in escrow until such time as the Initial Closing pursuant to the Offering is completed in accordance with the terms of the Prospectus or the Offering is withdrawn by the Company.

         E. The Escrow Agent is a "bank" as that term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, and is unaffiliated with the Company and the

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Underwriter. The Escrow Agent is willing to establish an escrow account on the terms and subject to the conditions hereinafter set forth.

         F. The Company has agreed to reimburse the Escrow Agent in the full amount for any items returned unpaid to the Escrow Agent, after all funds held in escrow have been dispersed.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, it is agreed as follows:

         1. Recitals. All of the above recitals are true and correct.
            --------

         2. Establishment of Escrow Account. Prior to the date on which the
            -------------------------------
Prospectus is first used by the Company, the parties hereto shall establish, and by execution of this Agreement hereby agree to establish, an escrow account, which escrow account shall be entitled "Florida Savings Bancorp, Inc. SunTrust Bank Escrow Account" (the "Escrow Account"). Subscribers shall be instructed to make all checks, bank drafts or money orders payable to or wire transfer funds to the Escrow Agent for deposit into the Escrow Account.

         3. Escrow Period. Upon the execution of this Agreement and the payment
            -------------
of the amounts, if any, due to the Escrow Agent upon the execution of this Agreement, the Escrow Agent agrees to receive, hold and invest Subscription Payments in accordance with the terms of this Agreement until the Termination Date, as defined below (the "Escrow Period"). The "Termination Date" shall be the earlier of the following to occur:

               (a) The date on which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $2,000,000 representing completion of the minimum; or

               (b) 5:00 p.m., Miami, Florida Time, on July 5, 2002 unless extended in writing by the Company to September 3, 2002 as described in the Prospectus); or

               (c) 5:00 p.m., Miami, Florida Time, on the date upon which the Escrow Agent is notified in writing of a determination made in writing by the Company to terminate the Offering, whether or not the Minimum number of Debentures is sold.

         The Company is aware and understands that during the Escrow Period and until the lapsing of any applicable rights of rescission it will not be entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity; and the Escrow Agent shall not make any disbursements from the Escrow Account except as expressly provided herein or pursuant to any lawful order issued to the Escrow Agent by a tribunal of competent jurisdiction.

                                       2

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         4. Escrow Deposits. The Company has included a statement in the
            ---------------
Prospectus or supporting documents instructing Subscribers to make checks for the purchase of Debentures payable to "SunTrust Bank, Escrow Agent for Florida Savings Bancorp, Inc." All funds received by the Company or the Underwriter shall be transmitted to the Escrow Agent by noon of the business day following the day of receipt. The Escrow Agent agrees, upon receipt thereof, to deposit into the Escrow Account any and all checks, drafts, money orders and other instruments received from Subscribers, the Underwriter and other selected dealers payable to the Escrow Agent as escrow agent for the purchase of the Debentures and any and all monies for the purchase of the Debentures (the "Fund"). Simultaneously with the delivery to the Escrow Agent of checks, drafts, money orders or other instruments or monies received from Subscribers of the Debentures, the Company shall inform the Escrow Agent, by confirmation slip or other writing, of the name, address, and social security or tax identification number of each Subscriber and of the amount paid and number of Debentures subscribed for by such Subscriber. The Escrow Agent shall have the right to rely fully on the confirmation slips or other writings so furnished to it by the Company.

         5. Disbursements from the Escrow Account.
            -------------------------------------

                  (a) If on or before the Termination Date the Escrow Agent has received in the Escrow Account gross proceeds of $2,000,000 in deposited funds representing at least the Minimum, the Escrow Agent shall notify the Company and the Underwriter in writing of this fact. Except as otherwise provided in this Agreement, the Escrow Agent shall hold such monies, along with any additional proceeds deposited in the Escrow Account from sales of Debentures after the Minimum has been deposited, until all checks have cleared and until Escrow Agent is given instructions in writing by the Company and the Underwriter as to the disbursement of the Fund (which instructions shall confirm that any applicable rescission rights have lapsed).

                  (b) In the event that the Escrow Agent does not receive in accordance with this Agreement $2,000,000 representing the proceeds from the sale of the Minimum prior to the Termination Date, the Escrow Agent shall refund promptly to each Subscriber the amount actually received from such Subscriber, with interest thereon but without other deduction therefrom, and the Escrow Agent shall notify the Company and the Underwriter of its distribution of the Fund. The purchase money returned to such Subscribers shall be free and clear of any and all claims of the Company or any of its creditors.

                  (c) Upon the disbursement of all or any portion of the Fund in accordance with either (a) or (b) above, the Escrow Agent shall have no further responsibility with respect to the escrow deposits so disbursed and shall have no further responsibility under this Agreement. In this regard it is expressly agreed and understood that in no event shall the aggregate amount of disbursements made by the Escrow Agent exceed the amounts deposited in the Fund.

                                       3

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         6. Collection Procedure. The Escrow Agent is hereby authorized to
            --------------------
forward each check, draft or other instrument for collection and, upon collection of the proceeds of each check, draft or other instrument deposit the collected proceeds in the Fund. Any check, draft or other instrument returned unpaid to the Escrow Agent shall be returned to the Company or the Underwriter as applicable. In such cases, the Escrow Agent will notify the Company and the Underwriter of such return. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall issue a refund check to the rejected Subscriber. If the Escrow Agent has not yet submitted a rejected Subscriber's check, draft or other instrument for collection, the Escrow Agent shall remit such Subscriber's check, draft or other instrument directly to the Subscriber. It is understood and agreed that should any check, draft or other instrument be returned unpaid for any reason after the Escrow Period that would cause the collected aggregate proceeds from the sale of the Debentures to be less than the Minimum, then no money shall be payable to the Company from the Fund and the Escrow Agent shall comply with Section 5(b) hereof.

         7. Investment of Escrow Amount. Until otherwise directed, the Escrow
            ---------------------------
Agent shall invest the said funds in a bank money market or savings account or in short-term certificates of deposit issued by a bank or short-term securities issued by or guaranteed by the U.S. Government, provided such certificates of deposit and short-term securities mature prior to the Initial Closing.

         8. Prospectus. The Company shall provide the Escrow Agent with a copy
            ----------
of those pages of the Prospectus and supporting documents which reference the Escrow Agent or this Agreement ("Reference Pages"). The Company shall not use the Prospectus, or finalize the Reference Pages or the supporting documents until it has received the Escrow Agent's approval of the Reference Pages. The Escrow Agent agrees to provide the Company, by facsimile, with its approval of the Reference Pages or acceptable modifications thereto within two (2) business days after receipt of the Reference Pages. The Escrow Agent shall only review the Reference Pages and shall not review or have any obligation to review any other portion of the Prospectus, the supporting documents or any of the other documents delivered by Subscribers in connection with their purchase of the Debentures. The Company shall not use or finalize amended Reference Pages until it has received the Escrow Agent's approval of the amended Reference Pages in accordance with this paragraph.

         9. Rights, Duties and Responsibilities of Escrow Agent. It is
            ---------------------------------------------------
understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. It is further agreed that:

               (a) The Escrow Agent shall not be responsible for the performance by the Company or the Underwriter of their respective obligations under this Agreement.

               (b) The Escrow Agent shall not be required to accept from the Company or the Underwriter any confirmation slips or other writing issued to Subscribers hereunder unless the same are accompanied by checks, drafts or other instruments for the payment of money. The Escrow Agent shall notify the Company by letter sent by certified mail (or

                                       4

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         by telephone and confirmed in writing) of any discrepancy between the amount set forth on any such confirmation slip or other writing and the sum, or sums, delivered to the Escrow Agent therewith, provided, however, that failure to notify the Company of any such discrepancy shall not cause the Escrow Agent to be liable therefore.

                  (c) The Escrow Agent shall be under no duty or responsibility to give any receipt for funds, checks, drafts, or instruments for the payment of money except to the Company or the Underwriter upon request; or to enforce collection of any check, draft or other instrument for the payment of money delivered to it hereunder.

                  (d) The Escrow Agent shall have the right to act in reliance upon any document, instrument or signature believed by it in good faith to be genuine and to assume that any person purporting to give any notice or instructions in accordance with this Agreement or in connection with any transaction to which this Agreement relates has been duly authorized to do so. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions.

                  (e) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Fund which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall be entitled to hold the Fund, or a portion thereof, in the Escrow Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its option, may deposit the Fund in the registry of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon so depositing such funds and filing its complaint and interpleader, the Escrow Agent shall be completely discharged and released from further liability.

                  (f) The Escrow Agent shall not be liable for any action taken or omitted hereunder except in the case of its bad faith, gross negligence or willful misconduct. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in reasonable reliance upon the advice of such counsel. Any reasonable expenses incurred by Escrow Agent in connection with such consultation shall be reimbursed by the Company.

                  (g) The Escrow Agent shall not be liable or responsible to perform any act pertaining to the proposed offering of Debentures, other than as set forth in this Agreement, or because of the loss of any monies arising through insolvency or the act or default or omission of any person other than the Escrow Agent. The Escrow Agent shall not be responsible for the application of the proceeds deposited with it and paid out, withdrawn or transferred in accordance with this Agreement.

                                       5

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                  (h) The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

                  (i) The Escrow Agent will not be required to disburse any funds from the Escrow Account unless such funds have been on deposit for a sufficient period that the Escrow Agent, in its sole discretion, deems them to be clear.

                  (j) The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow Agent pursuant to the provisions hereof.

                  (k) The Escrow Agent shall under no circumstances be required to furnish a formal accounting for the proceeds in the Fund other than to notify the Company and the Underwriter as to each payment received and deposited to the Fund or each disbursement made from the Fund.

                  (l) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligation shall be read into this Agreement against the Escrow Agent.

         10. No Interests Created in Fund. The Escrow Agent shall not issue any
             ----------------------------
certificate of deposit, stock certificates or any other instrument or document representing any interest in the Fund, except that it may send a written notice to the Company and the Underwriter acknowledging receipt or disbursement of the deposited funds.

         11. Amendment, Resignation. This Agreement may be altered or amended
             ----------------------
only with the written consent of the Company, the Underwriter and the Escrow Agent. The Escrow Agent may resign as Escrow Agent at any time upon ten (10) business days' prior written notice to the Company and the Underwriter. In the case of the Escrow Agent's resignation, its only duty shall be to hold and dispose of the Fund in accordance with the original provisions of this Agreement until a successor Escrow Agent shall be appointed and written notice of the name and address of such successor Escrow Agent shall be given to the Escrow Agent by the Company, whereupon the Escrow Agent's only duty shall be to pay over to the successor Escrow Agent the Fund, less any portion thereof previously paid out in accordance with this Agreement.

                                       6

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         12.  Warranties.  The Company warrants to and agrees with the Escrow
              ----------
Agent that, unless otherwise expressly set forth in this Agreement, at the time of this Agreement, and upon disbursement of the Fund in accordance with this
Agreement:

                (a) No party other than the parties hereto and the Subscribers have, or shall have, any lien, claim or security interest in the Fund or any part thereof;

                (b) No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specially or generally) the Fund or any part thereof.

                (c) The Offering has been or will be made in compliance with applicable federal and state securities laws.

         13.  Fees and Expenses. Without regard to the amount deposited in the
              -----------------
Escrow Account pursuant to this Agreement, the Escrow Agent shall, in addition to the indemnification provided for in Section 14 below, be entitled to: (i) a fee determined in accordance with, and payable by the Company as specified in, the Schedule of Fees for Escrow Services, a copy of which is annexed hereto to
Schedule 1 and incorporated herein by reference; and (ii) be reimbursed by the Company for any reasonable expenses for performing its obligations in connection with this Agreement, including, but not limited to the costs, expenses and legal fees incurred by the Escrow Agent relating to the review of the documents pertaining to this Agreement, providing however, that if the funds in the Escrow Account reach the Minimum, the Escrow Agent, whether or not prior to or after any distribution from the Escrow Account, shall reimburse itself for all amounts owing to the Escrow Agent pursuant to this Agreement. If the balance in the Escrow Account does not reach the Minimum, no amounts owing to the Escrow Agent pursuant to this Agreement whatsoever, shall be paid out of or chargeable to the funds on deposit in the Escrow Account, however, this shall not relieve the Company or the Underwriter, as the case may be, of any of their obligations to the Escrow Agent under this Agreement, including amounts owing to Escrow Agent.

         14.  Indemnification. The Company (herein, the "Indemnitor") agrees to
              ---------------
indemnify the Escrow Agent and its officers, agents, directors and stockholders (herein, the "Indemnitees") against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable attorneys' fees and costs, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought by any third party against the Indemnitees, arising out of or relating in any way to this Agreement or any transaction contemplated by this Agreement, or in the performance of its duties hereunder including, but not limited to any interpleader action brought pursuant to Section 9(e).

         15.  Governing Law, Jurisdiction and Venue. This Agreement shall be
              -------------------------------------
governed by and construed in accordance with the laws of the State of Florida and the proper venue and jurisdiction for any action or claim with respect to this Agreement or any document delivered pursuant hereto

                                       7

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shall be in the Circuit Court in Miami-Dade County, Florida. The parties agree that service of process in any such action or claim shall be deemed valid if made by registered mail, return receipt requested, sent to the address set forth in Section 17 hereof. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim.

         16. Assignability. This Agreement shall not be assignable without the
             -------------
written consent of all of the parties hereto. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the successors and permitted assigns of the parties.

         17. Notices. All notices required to be given in connection with this
             -------
Agreement shall be sent by registered or certified mail, return receipt required, and addressed as follows:

If to the Company:              Florida Savings Bancorp, Inc.
                                Attention: Bernard Janis
                                8181 Southwest 117/th/ Street
                                Pinecrest, FL 33156

If to the Underwriter:          Kendrick, Pierce Securities, Inc.
                                Attention: Russell L. Hunt
                                324 South Hyde Park Avenue
                                Suite 202
                                Tampa, FL 33606

If to the Escrow Agent:         SunTrust Bank
                                Attention: Oscar Suris, SVP
                                777 Brickell Avenue
                                Miami, FL 33131

         18. Severability. If any provision of the Agreement or the application
             ------------
thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of the Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

         19. Execution in Several Counterparts. This Agreement may be executed
             ---------------------------------
in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

         20. Pronouns. All pronouns and any variations thereof shall be deemed
             --------
to refer to the masculine, feminine, neuter, singular or plural as the context may require.

                                       8

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         21. Captions. All captions are for convenience only and shall not limit
             --------
or define the text hereof.

         22. Entire Agreement. This Agreement constitutes the entire agreement
             ----------------
between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection herewith.



                           [SIGNATURE PAGE TO FOLLOW]

                                       9

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement this
2nd day of May, 2002.

                              "COMPANY"

                              FLORIDA SAVINGS BANCORP, INC.


                              By: /s/ Robert L. Bonnet
                                  --------------------------------------
                              Name:   Robert L. Bonnet
                              Title:  President & COO


                              "UNDERWRITER"

                              KENDRICK, PIERCE SECURITIES, INC.


                              By: /s/ Russell L. Hunt
                                  --------------------------------------
                              Name:   Russell L. Hunt
                              Title:  Managing Director


                              "ESCROW AGENT"

                              SUNTRUST BANK, as Escrow Agent


                              By: /s/ Althea Tombley Carter
                                  --------------------------------------
                              Name:   Althea Tombley Carter
                              Title:  Vice President Corporate Trust

                                   SCHEDULE 1

                                SCHEDULE OF FEES

1. ANNUAL ADMINISTRATION FEE OF $1,500.00 PAYABLE IN ADVANCE (INCLUDES DEPOSITS OF THE FIRST 35 SUBSCRIBERS).

2.   $10.00 PER SUBSCRIBER AFTER THE FIRST 35 SUBSCRIBERS.

3.   $20.00 FOR EACH RETURNED CHECK, DUE TO INSUFFICIENT FUNDS, ETC.

4.   $5.00 PER SUBSCRIBER FOR PREPARATION OF IRS FORMS 1099 (IF REQUESTED)

5. $10.00 PER RETURNED CHECK TO EACH SUBSCRIBER, IN THE EVENT THAT THE MINIMUM NUMBER OF DEBENTURES IS NOT SUBSCRIBED TO BY THE TERMINATION DATE.

6. REIMBURSEMENT FOR LEGAL FEES INCURRED BY ESCROW AGENT IN THE AMOUNT OF $1,000.00 FOR REVIEWING THE DOCUMENTS NEEDED TO ESTABLISH THE ESCROW ACCOUNT, DUE AT CLOSING.

7. REIMBURSEMENT FOR ANY OUT-OF-POCKET EXPENSES INCURRED AS A RESULT OF ADMINISTERING THE ESCROW ACCOUNT.

                              Schedule 1 - Page 1